CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Strategic Accelerated Redemption Securities® Linked to the iShares® FTSE/Xinhua 25 Index Fund, due June 1, 2011	1,209,000	$10.00	$12,090,000	$674.62

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)2

Registration No. 333-158663

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms” (together the “Note Prospectus”). Investing in the notes involves a number of risks. See “Risk Factors” and “Additional Risk Factor” beginning on page TS-6 of this term sheet and beginning on page S-10 of product supplement STR-2.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this offering, each of MLPF&S, its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as principal.

None of the Securities and Exchange Commission (“SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$12,090,000
Underwriting discount (1)	$0.20	$241,800
Proceeds, before expenses, to Bank of America Corporation	$9.80	$11,848,200

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively.

“Strategic Accelerated Redemption Securities®” is a registered service mark of our subsidiary, Merrill Lynch & Co., Inc.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI for our use. The notes are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, Barclays Global Fund Advisors (“BGFA”), or by the iShares® Funds. Neither BGI, BGFA, nor the iShares® Funds make any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BGI, BGFA, nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the iShares® Funds.

Merrill Lynch & Co.

May 28, 2009

1,209,000 Units	Pricing Date	May 28, 2009
Strategic Accelerated Redemption Securities®	Settlement Date	June 5, 2009
Linked to the iShares® FTSE/Xinhua 25 Index Fund	Maturity Date	June 1, 2011
due June 1, 2011	CUSIP No.	060900537
$10 principal amount per unit
Term Sheet No. 116
Strategic Accelerated Redemption Securities®

• The notes will be called at an amount equal to the $10 principal amount per unit plus a Call Premium of 21.45% per annum if the closing market price per share of the iShares® FTSE/Xinhua 25 Index Fund (the “Index Fund”) on any Observation Date is equal to or greater than 100% of its Starting Value

• A maturity of approximately 2 years

• 1-to-1 downside loss if the notes are not called prior to maturity and the closing market price per share of the Index Fund decreases below the Threshold Value, with up to 90% of the principal amount at risk

• No periodic interest payments

• Application made to list on NYSE Arca under the symbol “SYP”

• This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program

STRUCTURED INVESTMENTS PRINCIPAL PROTECTION ENHANCED INCOME MARKET PARTICIPATION ENHANCED PARTICIPATION

Summary

The Strategic Accelerated Redemption Securities® Linked to the iShares® FTSE/Xinhua 25 Index Fund, due June 1, 2011 (the “notes”), are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide for an automatic call if the Observation Level of the iShares® FTSE/Xinhua 25 Index Fund (the “Index Fund”) on any Observation Date is equal to or greater than the Call Level. If the notes are called on any Observation Date, you will receive on the Call Settlement Date an amount per unit (the “Call Amount”) equal to the Original Offering Price of the notes plus the applicable Call Premium. If your notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Offering Price per unit and will be based on the direction of and percentage change in the price per share of the Index Fund from the Starting Value to the Ending Value, as determined on the final Observation Date. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be prepared to have us call their notes on any Observation Date.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-2.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Term:	Approximately two years
Market Measure:	iShares® FTSE/Xinhua 25 Index Fund (Index Fund Symbol: “FXI”).
Starting Value:	36.04 (the Volume Weighted Average Price)
Volume Weighted Average Price:	The price shown on page “AQR” on Bloomberg L.P. (rounded to two decimal places) for trading in shares of the Index Fund taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges on the pricing date.
Ending Value:	The Observation Level on the final Observation Date.
Observation Level:	The Closing Market Price of the Index Fund on NYSE Arca, multiplied by the Price Multiplier.
Observation Dates:	June 1, 2010; November 23, 2010; and May 24, 2011 (the final Observation Date).
Call Level:	36.04 (100% of the Starting Value).
Call Amounts (per Unit):	$12.1450 if called on June 1, 2010; $13.2175 if called on November 23, 2010; and $14.2900 if called on May 24, 2011.
Call Premium:	21.45% of the Original Offering Price per annum.
Call Settlement Date:	The fifth Banking Business Day following an Observation Date, if the notes are called on that Observation Date, subject to postponement as described in product supplement STR-2; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	32.44 (90% of the Starting Value, rounded to two decimal places).
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Index Fund described in product supplement STR-2.
Leverage Factor:	100%
Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining Payment on the Notes

Automatic Call Provision:

The notes will be automatically called on an Observation Date if the Observation Level on that Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive on the Call Settlement Date the Call Amount per unit applicable to that Observation Date, which is equal to the $10 Original Offering Price per unit plus the Call Premium.

Payment at Maturity:

If the notes are not called prior to the maturity date, you will receive the Redemption Amount per unit on the maturity date, calculated as follows:

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations, reflecting:

1) the Starting Value of 36.04;

2) the Threshold Value of 32.44 (90% of the Starting Value, rounded to two decimal places);

3) the Call Level of 36.04 (100% of the Starting Value);

4) the term of the notes from June 5, 2009 to June 1, 2011;

5) the Call Premium of $2.145 or 21.45% of the $10.0000 Original Offering Price per unit per annum; and

6) Observation Dates occurring on June 1, 2010, November 23, 2010, and May 24, 2011.

The Notes Are Called on One of the Observation Dates

The notes have not been previously called and the hypothetical Observation Level on the relevant Observation Date is equal to or greater than the Call Level. Consequently, the notes will be called at the Call Amount per unit equal to $10.00 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on June 1, 2010, the Call Amount per unit will be:

$10.0000 plus the Call Premium of $2.145 = $12.1450 per unit.

Example 2

If the call is related to the Observation Date that falls on November 23, 2010, the Call Amount per unit will be:

$10.0000 plus the Call Premium of $3.2175 = $13.2175 per unit.

Example 3

If the call is related to the Observation Date that falls on May 24, 2011, the Call Amount per unit will be:

$10.0000 plus the Call Premium of $4.2900 = $14.2900 per unit.

The Notes Are Not Called on Any of the Observation Dates

Example 4

The notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index Fund on the final Observation Date is not less than 32.44, the Threshold Value. The Redemption Amount per unit will therefore be $10.0000.

Example 5

The notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index Fund on the final Observation Date is less than 32.44, the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the $10 Original Offering Price per unit.

If the hypothetical Ending Value is 30.63, or 85% of the Starting Value, the hypothetical Redemption Amount will be:

$10 +	($10 ×	(30.63 – 32.44)	× 100%	)	= $9.5000 per unit
36.04

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Observation Level on the applicable Observation Date, the Ending Value, if applicable, and the term of your investment.

Summary of the Hypothetical Examples

Notes Are Called on an Observation Date	Observation Date on June 1, 2010	Observation Date on November 23, 2010	Observation Date on May 24, 2011
Starting Value	36.04	36.04	36.04

Call Level	36.04	36.04	36.04

Hypothetical Observation Level on the Observation Date	39.72	39.05	37.62

Return of the Index Fund (excluding any dividends)	10.20%	8.35%	4.38%

Return of the Notes	21.450%	32.175%	42.900%

Call Amount per Unit	$12.1450	$13.2175	$14.2900

Notes Are Not Called on Any Observation Date	Hypothetical Ending Value Is Greater than the Threshold Value	Hypothetical Ending Value Is Less than the Threshold Value
Starting Value	36.04	36.04

Hypothetical Ending Value	34.24	30.63

Threshold Value	32.44	32.44

Return of the Index Fund (excluding any dividends)	-5.00%	-15.00%

Return of the Notes	0.000%	-5.000%

Redemption Amount per Unit	$10.0000	$9.5000

Risk Factors

An investment in the notes involves significant risks. The following is a list of certain of the risks involved in investing in the notes. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections included in product supplement STR-2 and the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called prior to maturity, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return, if any, is limited to the Call Premium.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return may be less than the return on a comparable investment directly in the shares of the Index Fund.

▪	There are liquidity and management risks associated with the Index Fund.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index Fund.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the notes.

▪	We cannot assure you that a trading market for your notes will ever develop or be maintained.

▪	The amount that you receive at maturity or upon a call will not be affected by all developments relating to the Index Fund.

▪

The sponsor of the Underlying Index, FTSE/Xinhua Index Limited, may adjust the Underlying Index in a way that affects its value or level, as applicable, and FTSE/Xinhua Index Limited has no obligation to consider your interests.

▪

We cannot control actions by the sponsor of the Index Fund, iShares® Trust (“iShares”), or the Index Fund’s investment adviser, Barclays Global Fund Advisors (“BGFA”), which may adjust the Index Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and iShares and BGFA have no obligation to consider your interests.

▪

You will have no rights as a securityholder of the securities held by the Index Fund, and you will not be entitled to receive any of those securities or dividends or other distributions by the issuers of those securities.

▪	We do not control any company held by the Index Fund or included in the Underlying Index, and are not responsible for any disclosure made by any other company.

▪	The performance of the Index Fund and the performance of the Underlying Index may vary.

▪	Risks associated with the Underlying Index or the underlying assets of the Index Fund will affect the share price of the Index Fund and hence, the value of the notes.

▪	Your return on the notes may be affected by factors affecting the international securities markets.

▪	Exchange rate movements may impact the value of the notes.

▪

If you attempt to sell notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the notes and their market value.

▪	Our business activities relating to the companies held by the Index Fund or included in the Underlying Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” in product supplement STR-2.

Additional Risk Factors

The notes are subject to risks related to the Hong Kong dollar exchange rate, which is subject to intervention by the Hong Kong government.

The shares held by the Index Fund are traded in Hong Kong dollars and are converted into U.S. dollars for the purposes of calculating the net asset value of the Index Fund. As such, holders of the notes will be exposed to currency exchange rate risk with respect to the Hong Kong dollar. From October 1983 to May 2005, the Hong Kong dollar was pegged to the U.S. dollar at an exchange rate of HK$7.80 per US$1.00. Since May 2005, the Hong Kong government, through the Hong Kong Monetary Authority (“HKMA”), broadened the peg to allow the Hong Kong dollar to trade within an exchange rate range of HK$7.75 to HK$7.85 per US$1.00. Under this currency system, to maintain the Hong Kong dollar within this exchange rate range, the HKMA intervenes by buying or selling Hong Kong dollars when the market exchange rate for the Hong Kong dollar is lower or higher than the HK$7.75 to HK$7.85 per US$1.00 range. The HKMA also may choose to buy or sell Hong Kong dollars when the market exchange rate for the Hong Kong dollar is between HK$7.75 to HK$7.85 per US$1.00 to promote the smooth functioning of the money market and the foreign exchange market. Although the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market, the rate has not deviated significantly from the level of HK$7.80 per US$1.00. We cannot assure you that the Hong Kong government will maintain the exchange rate peg at HK$7.75 to HK$7.85 per US$1.00 or at all. Changes in the Hong Kong currency system could result in a significant movement in the Hong Kong dollar exchange rate. A decrease in the value of the Hong Kong dollar relative to the United States dollar, whether as a result in a change in the Hong Kong currency system or for other reasons, could result in a decrease in the value of the Index Fund.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the price per share of the Index Fund will be equal to or higher than the Call Level on any Observation Date and you seek an early exit prior to maturity at a premium in that case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the notes are called, regardless of the performance of the Index Fund from the Starting Value to the date on which the notes are called.

▪

You are willing to accept that the notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10 Original Offering Price per unit.

▪

You accept that your investment may result in a loss, which could be significant, if the price per share of the Index Fund decreases below the Threshold Value from the Starting Value to the Ending Value on the final Observation Date.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index Fund with no expectation of receiving distributions from the Index Fund or receiving dividends or other benefits of owning the stocks held by the Index Fund.

▪

You are willing to accept that there is no assurance that the notes will be listed or remain listed on NYSE Arca. You understand that any listing does not ensure that a trading market will develop for the notes or that there will be liquidity in any trading market. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our perceived creditworthiness.

The notes may not be an appropriate investment for you if:

▪	You want to hold your notes for the full term.

▪	You anticipate that the price per share of the Index Fund will decrease from the Starting Value to the Ending Value.

▪	You anticipate that the Observation Level will not be equal to or greater than the Call Level on any Observation Date.

▪	You seek a return on your investment that will not be capped at the Call Premium.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek to receive dividends from the Index Fund or dividends paid on the stocks held by the Index Fund.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

Other Provisions

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from BAC.

Supplement to the Plan of Distribution

MLPF&S and First Republic, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of NASD Rule 2720. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S and First Republic may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index Fund

The iShares® FTSE/Xinhua China 25 Index Fund

We have derived the following information from publicly available documents published by the iShares, a registered investment company. We make no representation or warranty as to the accuracy or completeness of the following information. We are not affiliated with the Index Fund and the Index Fund will have no obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the shares of the Index Fund or securities in the FTSE/Xinhua China 25 Index (the “Underlying Index”). Neither we nor MLPF&S has or will participate in the preparation of the publicly available documents described below. Neither we nor MLPF&S has made any due diligence inquiry with respect to the Index Fund in connection with the offering of the notes. There can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of the Index Fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Index Fund could affect the value of the shares of the Index Fund on the Observation Dates and therefore could affect your Call Amount or Redemption Amount, as applicable.

iShares consists of numerous separate investment portfolios, including the Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index. The Index Fund typically earns income dividends from securities included in the Underlying Index. These amounts, net of expenses and taxes (if applicable), are passed along to the Index Fund’s shareholders as “ordinary income.” In addition, the Index Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your notes are linked only to the share price of the Index Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the Index Fund or any equivalent payments. The Index Fund currently has an expense ratio of approximately 0.74% per year.

Information provided to or filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Index Fund is not a recommendation to buy or sell the shares of the Index Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Index Fund.

The shares of the Index Fund trade on the NYSE Arca under the symbol “FXI”.

The FTSE/Xinhua China 25 Index

All disclosure contained in this term sheet regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE/Xinhua Index Limited (the “Index Sponsor”). The Underlying Index is calculated, maintained, and published by the Index Sponsor.

The Underlying Index is designed to represent the performance of the largest companies in the China equity market that are available to international investors. The Underlying Index consists of 25 of the largest and most liquid Chinese companies, based on their full market capitalization, which are listed and traded on the Hong Kong Stock Exchange. The Underlying Index is quoted in Hong Kong dollars. Securities in the Underlying Index are weighted based on the total market value of their shares, so that securities with higher total market values generally have a higher representation in the Underlying Index.

Historical Data

The following table sets forth the high and low closing prices of the shares of the Index Fund for the calendar quarters from its inception in October 2004 through the pricing date. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Market, rounded to two decimal places. The historical closing prices of shares of the Index Fund should not be taken as an indication of future performance, and we cannot assure you that the price per share of the Index Fund will not decrease. In addition, we cannot assure you that the price per share of the Index Fund will increase so that the closing price per share of the Index Fund on any applicable Observation Date will be equal to or greater than the Starting Value or that your notes will be automatically called on such Observation Date.

	HIGH	LOW
2004
Fourth Quarter (from October 8, 2004)	18.83	16.87

2005
First Quarter	19.27	17.33
Second Quarter	19.17	17.58
Third Quarter	21.93	18.94
Fourth Quarter	21.53	18.88

2006
First Quarter	24.85	21.00
Second Quarter	27.91	22.00
Third Quarter	27.35	24.48
Fourth Quarter	37.47	27.13

2007
First Quarter	38.80	30.55
Second Quarter	43.31	34.83
Third Quarter	60.70	39.91
Fourth Quarter	72.84	53.75

2008
First Quarter	59.25	41.23
Second Quarter	54.55	43.13
Third Quarter	47.20	30.88
Fourth Quarter	34.25	19.42

2009
First Quarter	31.56	22.80
Second Quarter (through the pricing date)	36.29	29.22

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index Fund. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index Fund and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement with BGI

We have entered into a non-exclusive license agreement with BGI under which BGI has licensed to us the right to use the iShares® mark in connection with the Index Fund.

Proposed Acquisition by CVC Capital Partners Group

On April 9, 2009, Barclays PLC (“Barclays”) announced that it entered into an agreement to sell its iShares business to an entity controlled by CVC Capital Partners Group (“CVC”). The closing of the transaction is subject to various conditions, including obtaining regulatory approvals and shareholder approvals, and is expected to occur in several stages. The initial closing is expected to take place in the third quarter of 2009. Under the terms of the agreement, Barclays may also solicit and consider proposals to purchase iShares and potentially other related businesses from parties other than CVC or its affiliates.

Barclays and CVC have indicated that the proposed transaction is not expected to have any impact on the exchange traded funds provided by iShares (which include the Index Fund) or the shareholders of the exchange traded funds. However, we cannot assure you that there will not be any changes to the Index Fund during the term of the notes. See the sections of product supplement STR-2, “Description of the Notes—Anti-Dilution and Discontinuance Adjustments for Exchange Traded Fund Linked Notes—Discontinuance of the Index Fund” and “Description of the Notes—Adjustments to a Market Measure.”

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract linked to the Index Fund that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the level of the Index Fund.

▪

Under this characterization and tax treatment of the notes, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement STR-2, which you should carefully review prior to investing in the notes.

General.    Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for all tax purposes as a callable single financial contract linked to the Index Fund that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the level of the Index Fund. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a callable single financial contract linked to the Index Fund for U.S. federal income tax purposes. If the notes did not constitute a callable single financial contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STR-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations. The discussion in this section and in the section entitled “U.S. Federal Income Tax Summary” in product supplement STR-2 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Settlement at Maturity or Sale,    Exchange, or Redemption Prior to Maturity. Assuming that the notes are properly characterized and treated as callable single financial contracts linked to the Index Fund for U.S. federal income tax purposes, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the notes prior to maturity, a U.S. Holder (as defined in product supplement STR-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code.    Because the Index Fund is a type of financial asset described under Section 1260 of the Code, while the matter is not entirely clear, there may exist a risk that an investment in the notes will be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the notes will be recharacterized as ordinary income (the “Excess Gain”). The Excess Gain will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the notes, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the Index Fund at fair market value on the original issue date for an amount equal to the issue price of the notes and sold such amount of the Index Fund upon the date of sale, exchange, redemption, or settlement of the notes at fair market value. In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement). U.S. Holders should consult their tax advisor regarding the potential application of Section 1260 of the Code to an investment in the notes.

Possible Future Tax Law Changes.    On December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the notes, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the notes for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement STR-2.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003417/g18702p5e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.